Exhibit 99.1

Contact:	William G. Schultz, President and Chief Executive Officer David T. McGraw, Vice President-Finance and Chief Financial Officer

COMMUNICATIONS SYSTEMS, INC. ANNOUNCES APPOINTMENT OF SCOTT FLUEGGE AS VICE PRESIDENT AND GENERAL MANAGER OF JDL TECHNOLOGIES, INC.

(Minnetonka, Minnesota) – November 15, 2011 -- Communications Systems, Inc (NASDAQ: JCS) announced today that Scott Fluegge has been appointed Vice President and General Manager of JDL Technologies, Inc. effective December 5, 2011. Mr. Fluegge replaces Mr. Mel Albiston who resigned on September 19, 2011.

Mr. Fluegge has been with GSS AMERICA / GSS INFOTECH / INFOSPECTRUM CONSULTING, a global software development and infrastructure management organization located in Mt. Prospect, Illinois, since 2000, and as its Vice President of Workload Automation since 2009. He has strong leadership skills, operations and product knowledge, and global experience to bring to his new role.

JDL Technologies, Inc. specializes in customized IT solutions focused on virtualization, network services, managed services and converged infrastructure technologies. Utilizing the latest in information technology, JDL constructs unique, cost-effective IT solutions to fit business needs.

William G. Schultz, CSI’s President and Chief Executive Officer, stated: “We are very excited that Scott will be leading our JDL Technologies business unit. Combined with his wealth of knowledge and experience with sales, implementation, application development and outsourced managed services, Scott will bring a leadership perspective which will help facilitate growth into the future.”

About Communications Systems, Inc.

Communications Systems, Inc. (CSI) provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.